Exhibit 99.1

FOR IMMEDIATE RELEASE

Singing Machine Completes Acquisition of

Leading AI Logistics Company

Company Now Well Positioned for Accelerated Revenue Growth

Fort Lauderdale, FL, July 5, 2024 – The Singing Machine Company, Inc. (“Singing Machine”) (NASDAQ: MICS) – the worldwide leader in consumer karaoke products, today announced it has successfully completed the acquisition of SemiCab, Inc. (“SemiCab”), a leading artificial intelligence technology company in the global logistics space.

“We are very pleased to complete the acquisition of SemiCab,” commented Gary Atkinson, CEO of Singing Machine. “They have disruptive, cutting-edge, AI-powered technology. They have world class customers that are eager to expand their current relationships. Lastly, SemiCab’s technology creates a compelling financial win-win for carriers and enterprise-level Fortune 1000 clients through significant cost savings and efficiencies. For the benefit of our shareholders, we view this transaction as a complete overhaul of our growth prospects, our ability to create shareholder value, and to scale SemiCab to a global force in the logistics space for many years to come,” continued Mr. Atkinson.

Awarded Gartner Cool Vendor in 2020, SemiCab is a global leader in the AI-driven logistics space and developed by a pair of life-long former Google and GT Nexus technology innovators in the logistics industry. The Company launched its first revenue-generating software platform in 2021, immediately securing several enterprise clients in the US.

SemiCab expanded its platform to the Indian market, driven by strong client demand from several global leaders in the consumer, non-durables space. In 2021, the India national government launched a large-scale infrastructure modernization program called the Gati Shakti National Master Plan. For more information on this Master Plan, please see the following link: https://www.investindia.gov.in/team-india-blogs/pm-gati-shakti-master-plan.

To support this plan, the National Digital Freight Exchange (“NDFE”) was created to help improve shipping efficiencies within the largest population centers of India. SemiCab was selected to partner with the NDFE, delivering AI-powered software solutions to members of the exchange. For more information on the NDFE, please see the following link: https://www.ndfe.in/aboutus

SemiCab’s software has the potential to disrupt the global logistics industry through several powerful aspects of its solution:

●	Improved Efficiency: SemiCab’s software improves freight utilization rates from 65% to 90%. This is believed to be one of the highest utilization rate in the industry.
●	Cost Savings: These utilization rates enable SemiCab to pass on significant cost savings to end customers. In many cases this represents more than a 10% reduction in overall costs. Truck-based shipping is typically 3% of total sales for most companies.
●	Labor Reduction: The utilization of AI across the freight the entire process has a dramatic impact of the staffing required to schedule, monitor, and bill for freight services.
●	Sustainability: The reduction of truck usage by up to 35% has the potential to be one of the least invasive, low-cost ways to dramatically reduce the carbon footprint and greenhouse gas emissions of the global logistics space. This is a benefit that can be measured, monetized, and implemented with no costly changes to existing infrastructure, staffing or operations.

Overview of the transaction

The transaction was structured as an asset purchase/sale. At closing, Singing Machine will issue to SemiCab 641,806 shares of its common stock, which represents approximately 10% of the Company’s issued and outstanding common stock as of July 3, 2024 and the assumption of approximately $2.6 million in liabilities as of March 31, 2024. In addition, at closing Singing Machine will issue to SemiCab a 20% membership interest in its newly formed wholly owned subsidiary, SemiCab Holdings, LLC.

As part of the transaction, the Company also entered into an option agreement to acquire SMCB Solutions Private Limited, an Indian based wholly owned subsidiary of SemiCab. This entity currently operates from Bangalore India and serves the combined businesses technology needs as well as India-based enterprise customers. Consideration for this part of the transaction will include an additional 320,903 shares of the Company’s Common Stock. This transaction is expected to close before August 31, 2024, subject to certain regulatory compliance and approvals in India. This subsidiary has generated approximately $1.4 million in sales for the last twelve-month period ended March 31, 2024. The figures are not included in the financial statements included in this release.

For more information regarding the acquisition, please see current report on Form 8-K, which the Company filed with the Securities and Exchange Commission on June 12, 2024.

About SemiCab

SemiCab is a cloud-based Collaborative Transportation Platform built to achieve the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML predictions and advanced predictive optimization models. On the SemiCab platform, shippers pay less and carriers make more while not having to change a thing.

Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address these common supply-chain problems globally. SemiCab’s Orchestrated Collaboration™ AI model has proven to increase transportation capacity, improve asset utilization, reduce empty miles, lower logistics costs, and provide visibility into the entire transportation network. Models show the technology has the capability of saving shippers tens of billions of dollars annually through optimization. Further, SemiCab’s technology also has the potential to play a key role in the improved sustainability model globally. Based on its proven ability to improve truck utilization rates from 65% to over 90%, this results in a dramatic reduction in the carbon footprint of the industry. The optimization of existing truck utilization can add approximately 30% more trucking capacity without adding more trucks, drivers or driven miles which addresses common problems plaguing the industry like severe driver shortage and road congestion. Trucking optimization could also eliminate approximately 25% of CO2 emissions attributable to road freight.

For additional information regarding SemiCab: http://www.semicab.com

About Singing Machine

The Singing Machine Company, Inc. (NASDAQ: MICS) is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, the Company designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Their portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. The Company also has a new philanthropic initiative, CARE-eoke by Singing Machine, to focus on the social impact of karaoke for children and adults of all ages who would benefit from singing. Their products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart. To learn more, go to www.singingmachine.com.

Investor Relations Contact:

investors@singingmachine.com

www.singingmachine.com

www.singingmachine.com/investors

Forward Looking Statements

This press release contains or may contain forward-looking statements and information that is based upon beliefs of, and information currently available to, the Company’s management, as well as estimates and assumptions made by the Company’s management. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Company or Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry and Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Risks and uncertainties related to the proposed transaction include, among others: the risk that the conditions to the closing of the acquisition are not satisfied; potential adverse reactions or changes to business, including those resulting from the announcement or completion of the transaction; unexpected costs, charges or expenses resulting from the transaction; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by the Company, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Transition Report on Form 10-KT for the transition period from April 1, 2023 to December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and other reports filed by the Company with the SEC, which are available at the SEC’s website http://www.sec.gov.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or the results of any revision to these forward-looking statements.